Exhibit 99.1

NUVERRA CLOSES EXCHANGE OFFER AND NEW TERM LOAN

SCOTTSDALE, Ariz. (April 18, 2016) – Nuverra Environmental Solutions, Inc. (“Nuverra” or the “Company”) (OTCQB: NESC) announced today that on April 15, 2016 it successfully closed (i) its previously announced exchange offer (the “Exchange Offer”) relating to its 9.875% Senior Notes Due 2018 (the “2018 Notes”), (ii) a new $24.0 million principal amount first-lien term loan due 2021 (the “Term Loan”) and (iii) related transactions as part of a comprehensive restructuring of its outstanding indebtedness pursuant to the previously announced Restructuring Support Agreement. As a result, the Company’s annual cash interest payment obligations have been reduced by approximately $17.8 million for the remainder of 2016, $17.9 million for 2017 and $8.6 million for 2018. The debt restructuring plan is intended to improve liquidity, defer cash interest expense, and preserve value for common stock shareholders.

Exchange Offer

Pursuant to the Exchange Offer, the Company offered to exchange its new Second-Lien Notes Due 2021 (the “2021 Notes”) and shares of common stock of the Company at a conversion price per share of $0.32 (the “Conversion Price”) for any and all of its 2018 Notes validly tendered and not properly withdrawn at or prior to the expiration date, with the exception of approximately $31.4 million in principal 2018 Notes owned by an entity controlled by Mark D. Johnsrud, the Company’s Chairman of the Board and Chief Executive Officer. The Company settled the Exchange Offer on April 15, 2016 by delivering to tendering holders of the 2018 Notes (i) $327,221,000 in aggregate principal amount of the new 2021 Notes to those tendering holders electing to exchange for 2021 Notes and $908,000 in shares of common stock converted at the Conversion Price to those tendering holders electing to exchange for common stock and (ii) a pro rata share (based on the aggregate principal amount of the 2018 Notes validly tendered) of penny warrants sufficient to purchase 10% of shares of the common stock. In addition, the 2018 Notes held by an entity controlled by Mr. Johnsrud were cancelled and will be converted to shares of common stock at the Conversion Price upon stockholder approval of an increase in the number of shares of common stock authorized to be issued by the Company.

In connection with the issuance of the new 2021 Notes, the Company entered into a new Indenture that governs the terms of the new 2021 Notes, dated as of April 15, 2016, between the Company, Wilmington Savings Fund Society, FSB, as Trustee, and the Guarantors party thereto. Pursuant to the Indenture, the 2021 Notes will mature on April 15, 2021. Interest will be paid in kind semi-annually by increasing the principal amount payable and due at maturity and/or in cash as follows: interest payable on October 15, 2016 will be paid in kind at an annual rate of 12.5%; interest payable after October 15, 2016 but on or before April 15, 2018 will be paid at a rate of 10% with 50% in kind and 50% in cash; interest payable after April 15, 2018 will be paid in cash at a rate of 10% until maturity. The 2021 Notes are secured by junior liens on substantially the same collateral as the Company’s existing revolving credit facility and rank equal in right of payment to all senior indebtedness and senior to all subordinated indebtedness of the Company. The 2021 Notes are guaranteed by the Company’s subsidiaries.

Upon settlement of the Exchange Offer, there remained outstanding approximately $40.4 million aggregate principal amount of 2018 Notes. Ongoing annual interest expense with respect to the remaining 2018 Notes is approximately $2.0 million. In addition, based on the completion of the Exchange Offer, consents (the “Consents”) from each exchanging holder of the 2018 Notes for the waiver of certain provisions of the 2018 Notes Indenture became effective. The Consents, among other things, waive substantially all of the restrictive covenants in the 2018 Notes Indenture and potential defaults arising from non-compliance with such waived covenants.

Term Loan

The Company also entered into the Term Loan funded by certain holders of the 2018 Notes. The Term Loan accrues interest at a rate of 13% per annum to be paid in kind by increasing the principal amount payable thereunder and due at maturity. The Term Loan is secured by junior liens on the same collateral as the Company’s existing revolving credit facility and guaranteed by the Company’s subsidiaries. In connection with the Term Loan, Nuverra entered into a warrant agreement with the lenders under the Term Loan, pursuant to which, as a commitment fee for entering into the Term Loan, the lenders received warrants to purchase up to 5% of the Company’s then-outstanding stock at an exercise price of $0.01 per share.

Related Transactions

In addition to the closing of the Exchange Offer and Term Loan, Nuverra completed the following concurrent transactions contemplated by the Restructuring Support Agreement as part of the restructuring:

•	Nuverra made its scheduled interest payment on all of the 2018 Notes, including those tendered in the Exchange Offer, in accordance with the Indenture governing the 2018 Notes;

•	Nuverra entered into a Seventh Amendment to its asset-based revolving credit facility to make conforming amendments in connection with the restructuring transactions; and

•	Nuverra and Mr. Johnsrud entered into an Escrow Agreement, pursuant to which Mr. Johnsrud deposited $5.0 million for the purpose of securing Mr. Johnsrud’s backstop obligations under the Restructuring Support Agreement in connection with the Rights Offering described below.

The Company will also pursue an equity rights offering (the “Rights Offering”) as part of the debt restructuring plan, in which all holders of common stock of the Company will be granted the right to participate. Each shareholder who participates in the Rights Offering will have the right to subscribe for a pro rata share of $5.0 million of common stock exercisable at a 20% discount to the Conversion Price. The Company expects to complete the Rights Offering in the second quarter of 2016, subject to shareholder approval of an amendment to the Company’s Certificate of Incorporation to provide for the issuance of sufficient additional shares of common stock. The Company expects to hold a Special Meeting of Shareholders in the second quarter of 2016 to approve the amendment to its charter. Additionally, as referenced above, Mr. Johnsrud is backstopping the proposed Rights Offering by committing to purchase rights that are not exercised by other shareholders in order to ensure that the Company receives the additional liquidity. He has deposited $5.0 million in escrow to secure such backstop obligations.

Proceeds from the Term Loan were applied to pay down a portion of the outstanding balance of the Company’s asset-based revolving credit facility and were reborrowed by the Company to fund the interest payment on the 2018 Notes and pay related transaction fees and expenses. Net proceeds from the Rights Offering will be used to pay down the Company’s credit facility, which will then be available for further drawdowns, subject to any borrowing base limitations and compliance with other applicable terms and conditions under the credit facility.

Additional Information

Any items set forth in this press release regarding the Restructuring Support Agreement are subject to the terms of the Restructuring Support Agreement, and in the event of any inconsistency, the terms of the Restructuring Support Agreement should be relied upon.

This press release does not constitute an offer to purchase or sell any securities or the solicitation of an offer to exchange any security, or will there be any purchase, sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification of any such securities or offer under the securities laws of any such state or other jurisdiction.

About Nuverra

Nuverra Environmental Solutions is among the largest companies in the United States dedicated to providing comprehensive, full-cycle environmental solutions to customers in the energy market. Nuverra focuses on the delivery, collection, treatment, recycling, and disposal of restricted solids, water, wastewater, waste fluids and hydrocarbons. The Company provides its suite of environmentally compliant and sustainable solutions to customers who demand stricter environmental compliance and accountability from their service providers. Find additional information about Nuverra in documents filed with the U.S. Securities and Exchange Commission (SEC) at http://www.sec.gov.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, those that involve risks and uncertainties, including statements regarding the Exchange Offer, Term Loan, Rights Offering and other transactions contemplated by the Restructuring Support Agreement. These statements relate to future plans, objectives, expectations and intentions and are for illustrative purposes only. These statements may be identified by the use of words such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “will,” “could,” “estimate,” “may,” “potential,” “should,” “would,” and similar expressions. There can be no assurance that all or any portion of the aforementioned transactions will be consummated on the terms summarized herein or at all. The forward-looking statements contained, or incorporated by reference, herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission and other factors discussed in the Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s views as of the date of the Form 8-K. The Company undertakes no obligation to update any of the forward-looking statements made in the Form 8-K, whether as a result of new information, future events, changes in expectations or otherwise.

Source: Nuverra Environmental Solutions, Inc.

Liz Merritt, VP-Investor Relations & Communications

480-878-7452

ir@nuverra.com

4